                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report, dated January 27, 1995 (except with respect to the matter discussed in Note 9, as to which the date is August 2, 1996) on the financial statements of Erie Cellular Telephone Company as of December 31, 1994 and 1993, and for the years then ended, (and to all references to our Firm) included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-10161) and related Prospectus of Sygnet Wireless, Inc. for registration of $110,000,000 of its Senior Notes due 2006.


                                                    /s/ ARTHUR ANDERSEN, LLP




Seattle, Washington,
August 30, 1996